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                  [PERKINS COIE LETTERHEAD]
                                              Exhibit 5.1

                        April 4, 1995


Interpoint Corporation
10301 Willows Road
Redmond, WA  98073-9705

     Re:  Registration Statement on Form S-8

Gentlemen and Ladies:

     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 260,000 shares of Common Stock, no par value (the "Shares"), which may be issued upon the exercise of stock options granted or to be granted pursuant to the Interpoint Corporation Amended 1985 Incentive Stock Option Plan (the "Plan"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock that may be issued upon the exercise of stock options granted or to be granted pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrars of the Common Stock and the sale thereof by the Company in accordance with the terms of the Plan, the Common Stock will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,

                              /S/ Perkins Coie
                              -------------------------
                              Perkins Coie